Hillman Reports Record Fourth Quarter 2024 Results; Provides 2025 Guidance
CINCINNATI, February 18, 2025 -- Hillman Solutions Corp. (Nasdaq: HLMN) (the “Company” or “Hillman”), a leading provider of hardware products and merchandising solutions, reported financial results for the thirteen and fifty-two weeks ended December 28, 2024.
Fourth Quarter 2024 Highlights (Thirteen Weeks Ended December 28, 2024)
•Net sales increased 0.5% to $349.6 million compared to $347.8 million in the prior year quarter
•Net loss totaled $(1.2) million, or $(0.01) per diluted share, compared to net loss of $(10.1) million, or $(0.05) per diluted share, in the prior year quarter
•Adjusted diluted EPS1 was $0.10 per diluted share compared to $0.10 per diluted share in the prior year quarter
•Adjusted EBITDA1 totaled $56.3 million compared to $54.4 million in the prior year quarter
•On February 13, 2025, Jon Michael Adinolfi, Hillman's president and chief executive officer, was appointed to the Hillman Board of Directors; following the appointment, the board consists of ten members, eight of which are independent
Full Year 2024 Highlights (Fifty-Two Weeks Ended December 28, 2024)
•Net sales decreased (0.3)% to $1.47 billion compared to $1.48 billion in the prior year
•Net income totaled $17.3 million, or $0.09 per diluted share, compared to net loss of $(9.6) million, or $(0.05) per diluted share, in the prior year
•Adjusted diluted EPS1 was $0.49 per diluted share, which includes the impact of a $0.03 per diluted share write off of receivables from True Value, compared to $0.41 per diluted share in the prior year
•Adjusted EBITDA1 totaled a record $241.8 million, which includes the impact of a $8.6 million write off of receivables from True Value, compared to $219.4 million in the prior year
•Net cash provided by operating activities totaled $183.3 million compared to $238.0 million in the prior year
•Free Cash Flow1 totaled $98.1 million compared to $172.3 million in the prior year
•Acquired Koch Industries, a provider of rope and twine, chain and wire rope, and related hardware products in January 2024; and Intex DIY, a supplier of wiping cloths, consumable rags and cleaning textiles in August 2024

Balance Sheet and Liquidity at December 28, 2024
•Gross debt decreased to $718.6 million from $760.9 million at December 30, 2023
•Net debt1 decreased to $674.0 million from $722.4 million at December 30, 2023
•Liquidity available totaled $233 million, consisting of $189 million of available borrowing under the revolving credit facility and $45 million of cash and equivalents
•Net debt1 to trailing twelve month Adjusted EBITDA improved to 2.8x times from 3.3x at December 30, 2023
Management Commentary
Doug Cahill, Hillman's executive chairman commented: “During 2024, Hillman delivered record bottom line results despite the soft macro environment. Our focus on disciplined execution and taking care of our customers added to Hillman's 60-year legacy of service, which resulted in us winning vendor of the year awards at our two biggest customers: Home Depot and Lowe's."
"Throughout the year we reduced our net debt by $48 million while strategically expanding our portfolio through the acquisitions of Koch and Intex DIY, further strengthening our position in these key product categories. These accomplishments underscore our focus on creating value for our customers and shareholders, positioning us for continued success in the years ahead."
Jon Michael Adinolfi, Hillman's newly appointed chief executive officer added: "The progress we made during 2024 has set us up for a successful 2025, as we expect to grow both our top and bottom line during the year. Our focus remains unchanged - taking great care of our customers, securing new business wins to drive organic growth, and expanding our offerings by way of acquisitions."
"During 2025, we will continue our measured and prudent capital investments into our MinuteKey 3.5 fleet and other growth opportunities, which we expect to generate healthy returns on invested capital in the future. We are confident we can drive strong results for our shareholders during 2025 and beyond."
Full Year 2025 Guidance
Hillman has provided the following guidance based on its current view of the market and its performance expectations during the fifty-two weeks ended December 27, 2025.

Full Year 2025 Guidance
Net Sales	$1.495 to $1.575 billion
Adjusted EBITDA[1]	$255 to $275 million
Free Cash Flow[1]	$90 to $110 million
1.Adjusted EBITDA, Adjusted Diluted EPS, Net Debt, and Free Cash Flow are non-GAAP financial measures. Refer to the "Reconciliation of Adjusted EBITDA”, "Reconciliation of Adjusted Earnings per Share", "Reconciliation of Net Debt" and "Reconciliation of Free Cash Flow" sections of this press release for additional information as well as reconciliations between the company’s GAAP and non-GAAP financial results

Fourth Quarter and Full Year 2024 Results Presentation
Hillman plans to host a conference call and webcast presentation today, February 18, 2025, at 8:30 a.m. Eastern Time to discuss its results and guidance. Executive Chairman Doug Cahill; President and Chief Executive Officer Jon Michael Adinolfi; and Chief Financial Officer Rocky Kraft will host the results presentation.
Date: Today, February 18, 2025
Time: 8:30 am Eastern Time
Listen-only Webcast: https://edge.media-server.com/mmc/p/33zifmes
A webcast replay will be available approximately one hour after the conclusion of the call using the Audio-Only Webcast link above.
Hillman’s earnings release and results presentation are expected to be filed with the SEC and posted to its website, https://ir.hillmangroup.com, before the webcast presentation begins, with the 10-K being filed and posted subsequent to the call.

About Hillman Solutions Corp.
Hillman Solutions Corp. (“Hillman”) is a leading provider of hardware-related products and solutions to home improvement, hardware, and farm and fleet retailers across North America. Renowned for its commitment to customer service, Hillman has differentiated itself with its competitive moat built on direct-to-store shipping, a dedicated in-store sales and service team of over 1,200 professionals, and over 60 years of product and industry experience. Hillman’s extensive portfolio includes hardware solutions (fasteners, screws, nuts and bolts), protective solutions (work gloves, jobsite storage and protective gear), and robotic and digital solutions (key duplication and tag engraving). Leveraging its world-class distribution network, Hillman regularly earns vendor of the year recognition from top customers. For more information on Hillman, visit www.hillman.com.

Forward Looking Statements
You should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," “target”, “goal”, "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company's control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) unfavorable economic conditions that may affect operations, financial condition and cash flows including spending on home renovation or construction projects, inflation, recessions, instability in the financial markets or credit markets; (2) increased supply chain costs, including raw materials, sourcing, transportation and energy; (3) the highly competitive nature of the markets that we serve; (4) the ability to continue to innovate with new products and services; (5) seasonality; (6) large customer concentration; (7) the ability to recruit and retain qualified employees; (8) the outcome of any legal proceedings that may be instituted against the Company; (9) adverse changes in currency exchange rates; or (10) regulatory changes and potential legislation that could adversely impact financial results.. The foregoing list of factors is not exclusive, and readers should also refer to those risks that are included in the Company’s filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the fiscal year ended December 28, 2024. Given these uncertainties, current or prospective investors are cautioned not to place undue reliance on any such forward looking statements.
Except as required by applicable law, the Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements in this communication to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.
Contact:
Michael Koehler
Vice President of Investor Relations & Treasury
513-826-5495
IR@hillmangroup.com

HILLMAN SOLUTIONS CORP.
Condensed Consolidated Statement of Net Income, GAAP Basis
(dollars in thousands)
Unaudited

	Thirteen Weeks Ended December 28, 2024	Thirteen Weeks Ended December 30, 2023	Fifty-two Weeks Ended December 28, 2024	Fifty-two Weeks Ended December 30, 2023
Net sales	$349,562	$347,808	$1,472,595	$1,476,477
Cost of sales (exclusive of depreciation and amortization shown separately below)	182,885	185,304	764,691	828,956
Selling, warehouse, general and administrative expenses	118,722	116,234	488,702	452,110
Depreciation	18,183	14,392	68,766	59,331
Amortization	15,417	15,576	61,274	62,309
Other expense, net	358	12,002	361	12,843
Income from operations	13,997	4,300	88,801	60,928
Interest expense, net	14,925	15,430	59,241	68,310
Refinancing costs	—	—	3,008	—
Loss (income) before income taxes	(928)	(11,130)	26,552	(7,382)
Income tax expense (benefit)	294	(1,071)	9,297	2,207
Net loss (income)	$(1,222)	$(10,059)	$17,255	$(9,589)

Basic (loss) income per share	$(0.01)	$(0.05)	$0.09	$(0.05)
Weighted average basic shares outstanding	196,689	194,903	196,108	194,722

Diluted (loss) income per share	$(0.01)	$(0.05)	$0.09	$(0.05)
Weighted average diluted shares outstanding	196,689	194,903	198,915	194,722

HILLMAN SOLUTIONS CORP.
Condensed Consolidated Balance Sheets
(dollars in thousands)
Unaudited

	December 28, 2024	December 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$44,510	$38,553
Accounts receivable, net of allowances of $2,827 ($2,770 - 2023)	109,788	103,482
Inventories, net	403,673	382,710
Other current assets	15,213	23,235
Total current assets	573,184	547,980
Property and equipment, net of accumulated depreciation of $376,150 ($333,875 - 2023)	224,174	200,553
Goodwill	828,553	825,042
Other intangibles, net of accumulated amortization of $530,398 ($470,791 - 2023)	605,859	655,293
Operating lease right of use assets	81,708	87,479
Other assets	17,025	14,754
Total assets	$2,330,503	$2,331,101
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$139,057	$140,290
Current portion of debt and finance lease liabilities	12,975	9,952
Current portion of operating lease liabilities	16,850	14,407
Accrued expenses:
Salaries and wages	34,977	22,548
Pricing allowances	7,651	8,145
Income and other taxes	10,377	6,469
Other accrued liabilities	31,843	21,309
Total current liabilities	253,730	223,120
Long-term debt	691,726	731,708
Deferred tax liabilities	124,611	131,552
Operating lease liabilities	71,474	79,994
Other non-current liabilities	6,591	10,198
Total liabilities	$1,148,132	$1,176,572
Commitments and contingencies
Stockholders' equity:
Common stock, 0.0001 par, 500,000,000 shares authorized, 196,705,710 issued and outstanding at December 28, 2024 and 194,913,124 issued and outstanding at December 30, 2023	20	20
Additional paid-in capital	1,442,958	1,418,535
Accumulated deficit	(218,951)	(236,206)
Accumulated other comprehensive loss	(41,656)	(27,820)
Total stockholders' equity	1,182,371	1,154,529
Total liabilities and stockholders' equity	$2,330,503	$2,331,101

HILLMAN SOLUTIONS CORP.
Condensed Consolidated Statement of Cash Flows
(dollars in thousands)
Unaudited

	Year Ended December 28, 2024	Year Ended December 30, 2023
Cash flows from operating activities:
Net income (loss)	$17,255	$(9,589)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	130,040	121,640
Gain on dispositions of property and equipment	56	(34)
Impairment of long lived assets	—	24,600
Deferred income taxes	(5,038)	(8,693)
Deferred financing and original issue discount amortization	5,065	5,323
Loss on debt restructuring, net of third party fees paid	3,008	—
Cash paid to third parties in connection with debt restructuring	(1,554)	—
Stock-based compensation expense	13,463	12,004
Customer bankruptcy reserve	8,640	—
Change in fair value of contingent consideration	228	(4,936)
Changes in operating items:
Accounts receivable, net	(4,545)	(15,898)
Inventories, net	8,710	103,660
Other assets	(6,004)	3,068
Accounts payable	(7,784)	8,029
Accrued salaries and wages	12,707	6,750
Other accrued liabilities	9,089	(7,889)
Net cash provided by operating activities	183,336	238,035
Cash flows from investing activities:
Acquisition of business, net of cash received	(57,900)	(1,700)
Capital expenditures	(85,219)	(65,769)
Other investing activities	(278)	(383)
Net cash used for investing activities	(143,397)	(67,852)
Cash flows from financing activities:
Repayments of senior term loans	(106,383)	(88,510)
Borrowings of revolving credit loans	177,000	178,000
Repayments of revolving credit loans	(115,000)	(250,000)
Financing fees	(33)	—
Principal payments under finance lease obligations	(3,682)	(2,410)
Proceeds from exercise of stock options	9,657	2,167
Payments of contingent consideration	(260)	(1,232)
Other financing activities	(567)	9
Net cash used for financing activities	(39,268)	(161,976)
Effect of exchange rate changes on cash	5,286	(735)
Net increase in cash and cash equivalents	5,957	7,472
Cash and cash equivalents at beginning of period	38,553	31,081
Cash and cash equivalents at end of period	$44,510	$38,553

HILLMAN SOLUTIONS CORP.
Reconciliations of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures
The Company uses non-GAAP financial measures to analyze underlying business performance and trends. The Company believes that providing these non-GAAP financial measures enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance. These non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. The Company’s definitions of its non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, reconciliations to GAAP financial measures are not provided for forward-looking non-GAAP measures. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.
Non-GAAP financial measures such as consolidated adjusted EBITDA and Adjusted Diluted Earnings per Share (EPS) exclude from the relevant GAAP metrics items that neither relate to the ordinary course of the Company’s business, nor reflect the Company’s underlying business performance.
Change to Non-GAAP metrics
After dialogue with the SEC, we have revised our presentation of Adjusted EBITDA and Adjusted Diluted Earnings per Share on a prospective basis to include the impact of a $8.6 million write off of receivables from True Value, which was previously excluded from the Non-GAAP figures in the thirteen and thirty-nine weeks ended September 28, 2024. The charge resulted from True Value’s Chapter 11 filing in October of 2024. See the "Recent Developments" section of Management's Discussion and Analysis of our third quarter 10-Q filed on November 5, 2024 for additional information on this write off.
Reconciliation of Adjusted EBITDA (Unaudited)
(dollars in thousands)
Adjusted EBITDA is a non-GAAP financial measure and is the primary basis used to measure the operational strength and performance of our businesses, as well as to assist in the evaluation of underlying trends in our businesses. This measure eliminates the significant level of noncash depreciation and amortization expense that results from the capital-intensive nature of our businesses and from intangible assets recognized in business combinations. It is also unaffected by our capital and tax structures, as our management excludes these results when evaluating our operating performance. Our management and Board of Directors use this financial measure to evaluate our consolidated operating performance and the operating performance of our operating segments and to allocate resources and capital to our operating segments. Additionally, we believe that Adjusted EBITDA is useful to investors because it is one of the bases for comparing our operating performance with that of other companies in our industries, although our measure of Adjusted EBITDA may not be directly comparable to similar measures used by other companies.

	Thirteen Weeks Ended December 28, 2024	Thirteen Weeks Ended December 30, 2023	Fifty-two Weeks Ended December 28, 2024	Fifty-two Weeks Ended December 30, 2023
Net loss (income)	$(1,222)	$(10,059)	$17,255	$(9,589)
Income tax expense (benefit)	294	(1,071)	9,297	2,207
Interest expense, net	14,925	15,430	59,241	68,310
Depreciation	18,183	14,392	68,766	59,331
Amortization	15,417	15,576	61,274	62,309
EBITDA	$47,597	$34,268	$215,833	$182,568

Stock compensation expense	3,721	2,893	13,463	12,004
Restructuring and other costs (1)	(214)	4	2,978	3,031
Litigation expense (2)	5,000	—	5,000	339
Transaction and integration expense (3)	250	155	1,243	1,754
Change in fair value of contingent consideration	(85)	(7,550)	228	(4,936)
Refinancing charges(4)	—	—	3,008	—
Impairment charges (5)	—	24,600	—	24,600
Total adjusting items	$8,672	$20,102	$25,920	$36,792
Adjusted EBITDA	$56,269	$54,370	$241,753	$219,360
(1)Restructuring and other costs includes consulting and other costs associated with severance related to our distribution center relocations and corporate restructuring activities, in addition to costs associated with the Cybersecurity Incident that occurred in May 2023
(2)Litigation expense includes a settlement paid in association with a dispute with a kiosk development partner, and legal fees associated with the Hy-Ko Products Company LLC litigation
(3)Transaction and integration expense includes professional fees, non-recurring bonuses, and other costs related to acquisitions and the secondary offerings of shares in 2023
(4)In the first quarter of 2024, we entered into a Repricing Amendment (2024 Repricing Amendment) on our existing Senior Term Loan due July 14, 2028
(5)In the fourth quarter of 2023, we recorded an impairment charge in our Hardware and Protective Solutions segment of $24.6 million, primarily related to review of certain product offerings. In the fourth quarter of 2023, we evaluated a specific product line and decided to exit certain retail locations and markets, which reduced the future cash flows from this product line and impacted the lower of cost or market valuation of inventory. As a result of this review we impaired $19.6 million of intangible assets and recorded inventory revaluation charges of $5.0 million

Reconciliation of Adjusted Diluted EPS
(in thousands, except per share data)
Unaudited

We define Adjusted Diluted EPS as reported diluted EPS excluding the effect of one-time, non-recurring activity and volatility associated with our income tax expense. The Company believes that Adjusted Diluted EPS provides further insight and comparability in operating performance as it eliminates the effects of certain items that are not comparable from one period to the next. The following is a reconciliation of reported diluted EPS from continuing operations to Adjusted Diluted EPS from continuing operations:

	Thirteen Weeks Ended December 28, 2024	Thirteen Weeks Ended December 30, 2023	Fifty-two Weeks Ended December 28, 2024	Fifty-two Weeks Ended December 30, 2023
Reconciliation to Adjusted Net Income
Net Loss (Income)	$(1,222)	$(10,059)	$17,255	$(9,589)
Remove adjusting items (1)	8,672	20,102	25,920	36,792
Remove amortization expense	15,417	15,576	61,274	62,309
Remove tax benefit on adjusting items and amortization expense (2)	(2,301)	(5,145)	(7,230)	(10,052)
Adjusted Net Income	$20,566	$20,474	$97,219	$79,460

Reconciliation to Adjusted Diluted Earnings per Share
Diluted Earnings per Share	$(0.01)	$(0.05)	$0.09	$(0.05)
Remove adjusting items (1)	0.04	0.10	0.13	0.19
Remove amortization expense	0.08	0.08	0.31	0.32
Remove tax benefit on adjusting items and amortization expense (2)	(0.01)	(0.03)	(0.04)	(0.05)
Adjusted Diluted Earnings per Share	$0.10	$0.10	$0.49	$0.41

Reconciliation to Adjusted Diluted Shares Outstanding
Diluted Shares, as reported	196,689	194,903	198,915	194,722
Non-GAAP dilution adjustments
Dilutive effect of stock options and awards (3)	3,860	1,034	—	1,136
Adjusted Diluted Shares	200,549	195,937	198,915	195,858
Note: Adjusted EPS may not add due to rounding.
(1)Please refer to "Reconciliation of Adjusted EBITDA" table above for additional information on adjusting items. See "Per share impact of Adjusting Items" table below for the per share impact of each adjustment
(2)We have calculated the income tax effect of the non-GAAP adjustments shown above at the applicable statutory rate of 25.1% for the U.S. and 26.2% for Canada except for the following items:
a.The tax impact of stock compensation expense was calculated using the statutory rate of 25.1%, excluding certain awards that are non-deductible.
b.The tax impact of acquisition and integration expense included in "Other" was calculated using the statutory rate of 25.1%, excluding certain charges that were non-deductible.
c.Amortization expense for financial accounting purposes was offset by the tax benefit of deductible amortization expense using the statutory rate of 25.1%.
(3)Diluted shares on a GAAP basis for the Fifty-two Weeks Ended December 28, 2024 include the dilutive impact of 2,807 options and awards.

Per Share Impact of Adjusting Items

	Thirteen Weeks Ended December 28, 2024	Thirteen Weeks Ended December 30, 2023	Fifty-two Weeks Ended December 28, 2024	Fifty-two Weeks Ended December 30, 2023
Stock compensation expense	$0.02	$0.01	$0.07	$0.06
Restructuring and other costs	—	—	0.01	0.02
Litigation expense	0.02	—	0.03	—
Acquisition and integration expense	—	—	0.01	0.01
Change in fair value of contingent consideration	—	(0.04)	—	(0.03)
Impairment charges	—	0.13	—	0.13
Refinancing charges	—	—	0.02	—
Total adjusting items	$0.04	$0.10	$0.13	$0.19
Note: Adjusting items may not tie due to rounding.
Reconciliation of Net Debt
We define Net Debt as reported gross debt less cash on hand. Net debt is not defined under U.S. GAAP and may not be computed the same as similarly titled measures used by other companies. The Company believes that Net Debt provides further insight and comparability into liquidity and capital structure. The following is the calculation of Net Debt:

	December 28, 2024	December 30, 2023
Revolving loans	$62,000	$—
Senior term loan, due 2028	645,470	751,852
Finance leases and other obligations	11,085	9,097
Gross debt	$718,555	$760,949
Less cash	44,510	38,553
Net debt	$674,045	$722,396
Reconciliation of Free Cash Flow
We calculate free cash flow as cash flows from operating activities less capital expenditures. Free cash flow is not defined under U.S. GAAP and may not be computed the same as similarly titled measures used by other companies. We believe free cash flow is an important indicator of how much cash is generated by our business operations and is a measure of incremental cash available to invest in our business and meet our debt obligations.

	Fifty-two Weeks Ended December 28, 2024	Fifty-two Weeks Ended December 30, 2023
Net cash provided by operating activities	$183,336	$238,035
Capital expenditures	(85,219)	(65,769)
Free cash flow	$98,117	$172,266
Source: Hillman Solutions Corp.
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